EXHIBIT 10.1
EXECUTIVE OFFICER
RESTRICTED STOCK UNIT AWARD AGREEMENT
PATTERSON-UTI ENERGY, INC.
2021 LONG-TERM INCENTIVE PLAN
THIS RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”) is between Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), and [_____] (the “Recipient”) effective as of [    ], 202[ ] (the “Grant Date”), pursuant to the Patterson-UTI Energy, Inc. 2021 Long-Term Incentive Plan, as amended from time to time (the “Plan”), which is incorporated by reference herein in its entirety.
WHEREAS, the Company desires to grant to the Recipient the restricted stock units specified herein (the “RSUs”), subject to the terms and conditions of this Agreement and the Plan.
NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
1.Definitions. For purposes of this Agreement, the following terms shall have the meanings indicated:
(a)“Cause” shall have the meaning set forth in the Employment Agreement.
(b)“Employment Agreement” shall mean the Recipient’s employment, severance, change in control or other similar agreement with the Company or its Subsidiary.
(c)“Forfeiture Restrictions” shall mean any prohibitions and restrictions set forth herein with respect to the sale or other disposition of RSUs issued to the Recipient hereunder and the obligation to forfeit and surrender such RSUs to the Company.
(d)“Good Reason” shall have the meaning set forth in the Employment Agreement.
(e)“Restricted Period” shall mean the period designated by the Company during which the RSUs are subject to Forfeiture Restrictions under this Agreement.
Capitalized terms not otherwise defined in this Agreement shall have the meanings given to such terms in the Plan.
2.Grant of Restricted Stock Units. Effective as of the Grant Date, the Company hereby grants to the Recipient pursuant to the terms and conditions of the Plan and this Agreement the following number of RSUs: [______]. Each RSU shall represent the right to receive one share of the Company’s common stock, $0.01 par value per share (a “Share”) on the conditions set forth herein. During the Restricted Period, the RSUs will be evidenced by entries in a bookkeeping ledger account which reflect the number of RSUs credited under the Plan for the Recipient’s benefit.
3.Vesting and Settlement. The RSUs that are granted hereby shall be subject to the Forfeiture Restrictions. The Restricted Period and all of the Forfeiture Restrictions on the RSUs shall lapse and the RSUs shall vest as follows (it being understood that the number of RSUs as to which all restrictions have lapsed and which have vested in the Recipient at any time shall be the greatest of the number of vested RSUs specified in subparagraph (a), (b), (c) or (d) below):
(a)The Recipient shall become vested as to the RSUs pursuant to the following vesting schedule:
(i)on the first anniversary of the Grant Date, 1/3 of the RSUs subject to this Agreement shall vest;
(ii)on the second anniversary of the Grant Date, 1/3 of the RSUs subject to this Agreement shall vest; and

(iii)on the third anniversary of the Grant Date, the remaining 1/3 of the RSUs subject to this Agreement shall vest.
(b)If the Recipient’s employment with the Company and all Subsidiaries is terminated for any reason other than death or Disability or as set forth in Section 3(d) below before all the RSUs have vested, the RSUs that have not vested shall be forfeited and the Recipient shall cease to have any rights with respect to such forfeited RSUs.
(c)In the event of the termination of the Recipient’s employment with the Company and all Subsidiaries due to death or Disability before all of the RSUs have vested, the Recipient shall be vested in the number of RSUs equal to the sum of the following:
(i)a number equal to the product of (A) 1/3 of the RSUs that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date up to a maximum of 365 days and ending on and including the date of the Recipient’s termination of employment due to death or Disability, and the denominator of which is 365, plus
(ii)a number equal to the product of (A) 1/3 of the RSUs that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date up to a maximum of 730 days and ending on and including the date of the Recipient’s termination of employment due to death or Disability, and the denominator of which is 730, plus
(iii)a number equal to the product of (A) 1/3 of the RSUs that are granted hereby, multiplied by (B) a fraction, the numerator of which is the number of days in the period commencing on and including the Grant Date up to a maximum of 1095 days and ending on and including the date of the Recipient’s termination of employment due to death or Disability, and the denominator of which is 1095.
(d)Notwithstanding any provision in the Employment Agreement, in the event of the termination of the Recipient’s employment with the Company and all Subsidiaries by the Company without Cause or by the Recipient for Good Reason, in each case, on or following the occurrence of a Change of Control, the RSUs that have not vested as of the date of such termination shall be 100% vested; provided, however, that this subparagraph (d) shall not apply if the Recipient is the Covered Person or forms part of the Covered Person for purposes of such Change of Control.
Subject to satisfaction of the withholding provisions of Section 8, in respect of each RSU granted hereunder that becomes vested in accordance with any of the foregoing provisions, the Company shall deliver or transfer to the Recipient one Share on or before the date that is 2-½ months following the applicable vesting date. Any Shares issuable to the Recipient in respect of vested RSUs will be issued to the Recipient (or, if issuable pursuant to Section 3.3(c) and if applicable, the Recipient’s legal representative or estate), and thereafter the Recipient or, if applicable, the Recipient’s estate and heirs, executors, administrators and the Recipient’s legal representatives shall have no further rights with respect to such RSUs.
4.Dividend Equivalents. During the Restricted Period, Dividend Equivalents with respect to the Shares covered by the RSUs shall be accrued and credited, without interest, to a notional account and shall be subject to the same vesting and payment schedule as the underlying RSUs and payable in cash.
5.Section 409A. The RSUs granted hereby are subject to the payment timing and other restrictions set forth in Section 12.14 of the Plan.

6.Transfer Restrictions. The RSUs granted hereby may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of to the extent then subject to the Forfeiture Restrictions. Any such attempted sale, assignment, pledge, exchange, hypothecation, transfer, encumbrance or disposition in violation of this Agreement shall be void and the Company shall not be bound thereby. Notwithstanding the foregoing, the Recipient may assign or transfer the RSUs granted hereby pursuant to a qualified domestic relations order (as defined in Section 414(p) of the Code or Section 206(d)(3) of the Employee Retirement Income Security Act of 1974, as amended), or with the consent of the Committee (i) for charitable donations; (ii) to the Recipient’s spouse, children or grandchildren (including any adopted and stepchildren and grandchildren), or (iii) a trust for the benefit of the Recipient or the persons referred to in clause (ii) (each transferee thereof, a “Permitted Assignee”); provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and this Agreement and shall execute an agreement satisfactory to the Company evidencing such obligations, relating to the RSUs; and provided further that the Recipient shall remain bound by the terms and conditions of the Plan. Further, any Shares delivered upon the vesting of the RSUs awarded hereunder may not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws, and the Recipient agrees (i) that the Company may refuse to cause the transfer of such Shares to be registered on the applicable stock transfer records if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law, and (ii) that the Company may give related instructions to the transfer agent, if any, to stop registration of the transfer of such Shares. The Recipient acknowledges and agrees that the Company may provide the Recipient’s information to a brokerage firm specified by the Company, which information would allow the brokerage firm to open an account in the name of the Recipient for the purpose of holding the RSUs and receiving any Shares upon the vesting of the RSUs.
7.Capital Adjustments and Reorganizations. The existence of the RSUs shall not affect in any way the right or power of the Company to make or authorize any adjustment, recapitalization, reorganization, joint venture, subsidiary or division sale, or other change in its capital structure or its business, engage in any merger or consolidation, issue any debt or equity securities, dissolve or liquidate, or sell, lease, exchange or otherwise dispose of all or any part of its assets or business, or engage in any other corporate act or proceeding.
8.Tax Withholding. To the extent that the receipt of the RSUs or the Agreement, the vesting of the RSUs or a distribution under this Agreement results in income to the Recipient for federal, state or local income, employment, excise or other tax purposes with respect to which the Company or any of its Subsidiaries has a withholding obligation, the Recipient shall deliver to the Company or such Subsidiary at the time of such receipt, vesting or distribution, as the case may be, such amount of money as the Company or such Subsidiary may require to meet its obligation under applicable tax laws or regulations. If the Recipient fails to do so, the Company or any of its Subsidiaries is authorized to withhold from wages or other amounts otherwise payable to such Recipient such taxes as may be required by law or to take such other action as may be necessary to satisfy such withholding obligations. Subject to restrictions that the Committee, in its sole discretion, may impose, the Recipient may satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value) that have been owned for a period of at least six months (or such other period to avoid accounting charges against the Company’s earnings), or by directing the Company to retain Shares (up to the Recipient’s minimum required tax withholding rate or such other rate that will not trigger a negative accounting impact) otherwise deliverable under this Agreement. The Company shall not be obligated to deliver, transfer or release any Shares upon the vesting of the RSUs until all applicable federal, state and local income, employment, excise or other tax withholding requirements have been satisfied.
9.No Fractional Shares. All provisions of this Agreement concern whole Shares. Notwithstanding anything contained in this Agreement to the contrary, if the application of any provision of this Agreement would yield a fractional share, such fractional share shall be rounded down to the next whole Share.
10.Restricted Stock Unit Award Does Not Award any Rights of a Stockholder. The Recipient shall not have the voting rights or any of the other rights, powers or privileges of a holder of the stock of the Company with respect to the RSUs that are awarded hereby. Only after any Shares are issued under this Agreement will the Recipient have all of the rights of a stockholder with respect to such Shares.
11.Not an Employment Agreement. This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to guarantee the right to remain an employee of the Company or its Subsidiaries for any specified term.

12.Amendment and Waiver. Except as otherwise provided in Section 11.1 of the Plan, this Agreement may be amended, modified or superseded only by written instrument executed by the Company and the Recipient. Only a written instrument executed and delivered by the party waiving compliance hereof shall make any waiver of the terms or conditions effective. Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company. The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same. No waiver by any party of any term or condition, or of any breach of any term or condition, contained in this Agreement, in one or more instances, shall be construed as a continuing waiver of any such condition or breach, a waiver of any other term or condition, or a waiver of any breach of any other term or condition.
13.Governing Law and Severability. This Agreement and all determinations made and actions taken hereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware, without reference to principles of conflict of laws, and construed accordingly. The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.
14.Successors and Assigns. Subject to the limitations which this Agreement imposes upon the transferability of the RSUs granted hereby, this Agreement shall bind, be enforceable by and inure to the benefit of the Company and its successors and assigns, and to the Recipient and the Recipient’s Permitted Assignees, executors, administrators, agents, legal and personal representatives.
15.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original for all purposes but all of which taken together shall constitute but one and the same instrument.
16.Grant Subject to Terms of Plan and this Agreement. The Recipient acknowledges and agrees that the grant of the RSUs hereunder is made pursuant to and governed by the terms of the Plan and this Agreement, ratifies and consents to any action taken by the Company, the Board of Directors or the Committee concerning the Plan and agrees that the grant of the RSUs pursuant to this Agreement is subject in all respects to the more detailed provisions of the Plan.
[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and the Recipient has executed this Agreement, all effective as of the date first above written.

PATTERSON-UTI ENERGY, INC.:

By:
Name:
Title:

RECIPIENT:

Name:	[_____]
Address: